As filed with the Securities and Exchange Commission on June 11, 2020.
  Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

ENGLOBAL CORPORATION
(Exact name of registrant as specified in its charter)

Nevada	88-0322261
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

654 N. Sam Houston Parkway E., Suite 400
Houston, Texas 77060-5914
(Address of Principal Executive Offices) (Zip Code)

ENGLOBAL CORPORATION AMENDED AND RESTATED 2009 EQUITY INCENTIVE PLAN
(Full Title of the plan)

Name, Address and Telephone
Number of Agent for Service:
Mark A. Hess
Chief Financial Officer, Treasurer and Secretary
ENGlobal Corporation
654 N. Sam Houston Parkway E., Suite 400
Houston, Texas 77060
(281) 878-1000
Copy of Communications to: E. James Cowen Porter Hedges LLP 1000 Main Street, 36th Floor Houston, Texas 77002-6336 (713) 226-6000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☒
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered (1)	Amount to be Registered(1)(2)	Proposed Maximum Offering Price per Share(3)	Proposed Maximum Aggregate Offering Price(3)	Amount of Registration Fee (3)
Common Stock, par value $0.001 per share	625,109	$1.13	$706,373	$92

(1)
This registration statement (this “Registation Statement”) registers the issuance of 625,109 shares of the common stock of ENGlobal Corporation (the “Registrant”), par value $0.001 per share (the “Common Stock”), reserved for issuance under the ENGlobal Corporation Amended and Restated 2009 Equity Incentive Plan (the “Plan”).
(2)
Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall include an additional indeterminate number of shares of Common Stock that may become issuable under the Plan as a result of (i) any future stock splits, stock dividends or similar adjustments of the Registrant’s outstanding Common Stock and (ii) the anti-dilution provisions of the Plan.
(3)
Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and (h) under the Securities Act. The maximum offering price per share is based on the average of the high and low prices of the Common Stock as reported on the NASDAQ Capital Market on June 8, 2020.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

ENGlobal Corporation (the “Registrant”) prepared this Registration Statement in accordance with the requirements of Form S-8 under the Securities Act of 1933, as amended (the “Securities Act”), to register 625,109 shares of common stock, par value $0.001 per share (the “Common Stock”), of the Registrant that may be issued pursuant to the ENGlobal Corporation Amended and Restated 2009 Equity Incentive Plan (the “Plan”). The documents containing the information specified in Part I of this Registration Statement will be sent or given to participants in the Plan, as specified by Rule 428(b)(1) promulgated under the Securities Act. Such documents need not be filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 promulgated under the Securities Act. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirement of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.    Incorporation of Documents by Reference.

The following documents, which have previously been filed by the Registrant with the Commission under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated herein by reference:

(a)    the Registrant’s Annual Report on Form 10-K for the year ended December 28, 2019, filed with the Commission on March 27, 2020 (File No. 001-14217), including the portions of the Registrant’s Definitive Proxy Statement on Schedule 14A filed with the Commission on April 27, 2020, incorporated by reference therein (File No. 001-14217);

(b)    the Registrant’s Quarterly Report on Form 10-Q for the three months ended March 28, 2020, filed with the Commission on May 7, 2020 (File No. 001-14217);

(c)    the Registrant’s Current Reports on Form 8-K, filed with the Commission on April 16, 2020, April 24, 2020, May 26, 2020 and June 3, 2020 (File No. 001-14217); and

(d)    the description of the Registrant’s Common Stock contained in the Registrant’s Registration Statement on Form 8-A, filed with the Commission on December 17, 2007 (File No. 001-14217), including any amendments or reports filed for the purpose of updating such description.

In addition, all documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (excluding any information furnished pursuant to Item 2.02 or Item 7.01, or any corresponding information furnished under Item 9.01, on any Current Report on Form 8-K) prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document that also is or is deemed to be incorporated by reference herein, as the case may be, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.    Description of Securities.

Not applicable.

Item 5.    Interests of Named Experts and Counsel.

None.

Item 6.    Indemnification of Directors and Officers.

The Registrant’s Articles of Incorporation provide that none of its directors or officers shall be personally liable to the Registrant or its stockholders for monetary damages for any breach of fiduciary duty by such person as a director or officer, except that a director or officer shall be liable, to the extent provided by applicable law, (1) for acts or omissions which involve intentional misconduct, fraud, or a knowing violation of law, or (2) for the payment of dividends in violation of restrictions imposed by Section 78.300 of the Nevada Revised Statutes (“NRS”). The effect of these provisions is to eliminate the rights of the Registrant’s stockholders, either directly or through stockholders’ derivative suits brought on behalf of the Registrant, to recover monetary damages from a director or officer for breach of the fiduciary duty of care as a director or officer except in those instances provided under the NRS.

The Registrant has adopted provisions in its bylaws that require it to indemnify its directors, officers, and certain other representatives against expenses, liabilities, and other matters arising out of their conduct on the Registrant’s behalf, or otherwise referred to in or covered by applicable provisions of the NRS, to the fullest extent permitted by the NRS.

In addition, the Registrant has entered into indemnification agreements with its directors and executive officers, under which the Registrant has agreed to indemnify such directors and officers against expenses (including reasonable attorneys’ fees) and other types of losses incurred by reason of such directors and officers serving the Registrant, or other enterprise at the Registrant’s request, as an officer, director, employee, or agent, subject to certain limitations. Under the indemnification agreements, the Registrant has also agreed to advance the indemnitees’ expenses, and each indemnitee has undertaken to repay the advances should a court ultimately determine that indemnification was not authorized.

Section 78.7502 of the NRS provides that a corporation may indemnify its directors and officers against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by the director or officer in connection with an action, suit or proceeding in which the director or officer has been made or is threatened to be made a party, if the director or officer acted in good faith and in a manner which the director or officer reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal proceeding, had no reason to believe the director’s or officer’s conduct was unlawful. Any such indemnification may be made by the corporation only as ordered by a court, provided for in the articles of incorporation, bylaws, or another agreement with the corporation, or as authorized in a specific case upon a determination made in accordance with the NRS that such indemnification is proper in the circumstances.

Indemnification may not be made under the NRS for any claim, issue, or matter as to which the director or officer has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines that in view of all the circumstances of the case, that the director or officer is fairly and reasonably entitled to indemnity for such expenses as the court deems proper. To the extent that a director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit, or proceeding or in defense of any claim, issue, or matter therein, the director or officer must be indemnified under the NRS by the corporation against expenses, including attorney’s fees, actually and reasonably incurred by the director or officer in connection with the defense.

Item 7.    Exemption from Registration Claimed.

Not applicable.

Item 8.    Exhibits.

See Index to Exhibits, attached hereto, which Index to Exhibits is hereby incorporated into this Item 8.

Item 9.    Undertakings.

(a)
The Registrant hereby undertakes:

(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)    To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)    To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

(iii)    To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in the Registration Statement;

provided, however, that the undertakings set forth in paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement;

(2)    That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act and, where applicable, each filing of a plan’s annual report pursuant to Section 15(d) under the Exchange Act, that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on this 11th day of June, 2020.

ENGLOBAL CORPORATION

By:	/s/ Mark A. Hess
Mark A. Hess
Chief Financial Officer and Treasurer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints William A. Coskey, P.E. and Mark A. Hess, and each of them, either of whom may act without joinder of the other, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all pre- and post-effective amendments and supplements to this Registration Statement, and to file the same, or cause to be filed the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto such attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, and each of them, or the substitute or substitutes of either of them, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ William A. Coskey, P.E.	Chief Executive Officer, President, Chairman of the Board and Director	June 11, 2020
William A. Coskey, P.E.	(Principal Executive Officer)

/s/ Mark A. Hess	Chief Financial Officer and Treasurer (Principal Financial and Accounting Officer)	June 11, 2020
Mark A. Hess

/s/ David W. Gent	Director	June 11, 2020
David W. Gent

/s/ Randall B. Hale	Director	June 11, 2020
Randall B. Hale

/s/ Kevin M. Palma	Director	June 11, 2020
Kevin M. Palma

/s/ David C. Roussel	Director	June 11, 2020
David C. Roussel

INDEX TO EXHIBITS

Exhibit No.	Description
4.1
ENGlobal Corporation Amended and Restated 2009 Equity Incentive Plan (incorporated herein by reference to Appendix A to Registrant’s Definitive Proxy Statement on Schedule 14A filed with the Commission on April 27, 2020).

*5.1	Opinion of Holland & Hart LLP with respect to the legality of the securities.
*23.1	Consent of Moss Adams LLP, Houston, Texas.
*23.2	Consent of Holland & Hart LLP (included in Exhibit 5.1).
*24.1	Power of Attorney (included on signature page of this Registration Statement).

* Filed herewith.